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                                                                  EXHIBIT 10.37

                         E. KHASHOGGI INDUSTRIES, LLC
                             800 Miramonte Drive
                        Santa Barbara, California 93109


                               February 17, 1998


EarthShell Corporation
800 Miramonte Drive
Santa Barbara, California 93109
Attention:  Simon K. Hodson, Chief Executive Officer

      Re:  HAAS/BIOPAC TECHNOLOGY
           ----------------------


Dear Mr. Hodson:

      Reference is made to those certain Patent Purchase Agreements (the "Agreements"), dated February 11, 1998, between E. Khashoggi Industries, LLC ("EKI") and Franz Haas Waffelmaschinen Industrie Aktiengesellschaft ("Haas Austria"), pursuant to which EKI has agreed to purchase certain patents, patent applications and know-how owned by Haas Austria or its affiliates and which relate to biodegradable, non-edible packaging composed primarily of raw materials which have a high starch content, as well as their methods of production (the "BIOPAC Technology"). Pursuant to the Agreements, EKI is required to pay or deliver the following consideration:

      a. $3 million in cash payable at the closing (the "Closing") of EKI's purchase of the BIOPAC Technology (the "$3 Million Cash Consideration");

      b. A $500,000 letter of credit to be delivered by EKI no later than the Closing and which is payable to Haas Austria upon the termination of the license agreement and representative agreement between Haas Austria's predecessor and Sumitomo Corporation (the "$500,000 LC");

      c. A $3.5 million letter of credit to be delivered by EKI at the Closing and which is payable to Haas Austria on or about December 31, 2003 (the "Payment Date"), subject, however, to reduction in an amount equal to 5% of the purchase price of the equipment and machinery purchased by EKI, EarthShell Corporation ("EC") and their respective sublicencees from Haas Austria or its affiliates prior to the Payment Date (the "$3.5 Million LC"); and

      d. $3 million in cash payable by EKI to Haas Austria over a five-year period following the Payment Date if EKI, EC or their sublicensees make active use of the BIOPAC

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EarthShell Corporation
February 17, 1998
Page 2


Technology and EC and/or EKI fail to purchase at least $3.5 million of Haas Austria equipment by the Payment Date, (the "$3 Million Obligation"). The $3 Million Obligation is subject to reduction in an amount equal to 5% of the purchase price of Haas Austria equipment or machinery ordered by EKI, EC or their sublicensees during such extended five-year period.

       This letter will confirm our mutual agreement with respect to the following:

       1. Immediately following the Closing, EKI will license the BIOPAC Technology to EC, without additional cost, pursuant to the terms and conditions of that certain Amended and Restated License Agreement, dated February 28, 1995, between EKI and EC.

       2. EKI will pay, and be solely responsible for, the $3 Million Cash Consideration, the $500,000 LC and any related costs (e.g., the cost of the $500,000 LC).

       3. EC will pay, and be solely responsible for, the $3.5 Million LC, the $3 Million Obligation and any related costs (e.g., the cost of the $3.5 Million LC). In that connection, EC shall be entitled to receive any credits or offsets available for the purchase of equipment or machinery from Haas Austria or its affiliates, including purchases by EKI and its licensees.

       4. EKI shall pay, and be solely responsible for, all other costs and expenses incurred by EKI in connection with the negotiation and execution of the Agreements and the performance of EKI's obligations thereunder.

       5. EKI shall indemnify EC, and hold it harmless against, any portion of the $3 Million Obligation which is payable by EC solely as a result of EKI's or its licensees' active use of the BIOPAC Technology (other than use by EC or its sublicensees).

       6. Pursuant to the Agreements, EC shall enter into a royalty-free, irrevocable license agreement with Haas Austria pursuant to which EC shall license to Haas Austria all proprietary technology necessary to optionize the performance of Haas Austria's equipment and machinery.

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EarthShell Corporation
February 17, 1998
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       Please confirm your acceptance of the foregoing terms and conditions by executing the bottom portion of this letter and returning it to the undersigned.

                                          Very truly yours,

                                          /s/ Essam Khashoggi
                                          ------------------------------------
                                          Essam Khashoggi
                                          Chairman and Chief Executive Officer


Accepted and Agreed this 17th day of February, 1998.


By: /s/ Scott Houston
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    Scott Houston
    Chief Financial Officer